CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                           ESQUIRE FUNDING GROUP, INC.

                Under Section 805 of the Business Corporation Law

         WE, THE UNDERSIGNED, Ira Silverman and Daniel Silverman, being the president and the secretary respectively of Esquire Funding Group, Inc. hereby certify:

         1. The name of the corporation is Esquire Funding Group, Inc.

         2. The certificate of incorporation of said corporation was filed in the Department of State on the 12th day of December, 1988.

         3. (a) The certificate of incorporation is hereby amended to affect the following changes: (I) to increase the number of shares which the corporation is authorized to issue from 200 shares of common stock (no par value) to 200 shares of common stock (no par value) and 200 shares of preferred stock (no par value);
(ii) to change the county in which the office of the corporation shall be located; and (iii) to change the post office address to which the Secretary of State shall mail copies of any process served upon the corporation.

         (b) To effect the foregoing changes, Article Third, relating to the county in which the corporation's office shall be located; Article Fourth, relating to the authorized shares; and Article Sixth, relating to the manner of service of process, are amended by deleting them in their entirety and replacing them with the following Articles:

         THIRD: The office of the Corporation shall be located in the County of Nassau, State of New York.

         FOURTH: (a) The aggregate number of shares which the Corporation shall have authority to issue is 400 shares, consisting of 200 shares of common stock, without par value and 200 shares of preferred stock, without par value

         (b) The designations and the powers (including voting powers), preferences and relative, participating, optional and other special rights, privileges and the qualifications, limitations or restriction on each class of stock are as follows: (1) The Preferred Stock may be issued in one or more series and may have such voting powers, full or limited, or no voting powers, and such designations, privileges, preferences and relative, participating, options or other special rights and qualifications, limitations or restriction thereof, as shall be fixed from time to time by the board of directors pursuant to authority hereby expressly granted to it, and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, pursuant to authority expressly vested in it by these provisions.

         (2) Any Preferred Stock or series thereof may be made subject to redemption at such time or times and at such price or prices as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors as hereinabove adopted.

         (3) The holders of Preferred Stock or of any series thereof shall be entitled to receive dividends at such rates, on such conditions, and at such times as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes or on any other series of stock, and cumulative or non-cumulative as shall be so stated and expressed.

         (4) The holders or Preferred Stock or of any class or of any series thereof, shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors as hereinabove provided.

         (5) Any Preferred Stock of any class or of any series thereof may be made convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rates of exchange and with such adjustments as shall be stated or provided for in the resolution or resolutions providing for the issue of such stock adopted by the board of directors as hereinabove provided.

         (6) Except as otherwise specifically provided by statute or by the resolutions providing for the issue of Preferred Stock, the Preferred stock shall have no voting power, and the Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken.

         (7) Each holder of Common Stock of the corporation shall be entitled to one vote for each share of Common Stock held."

         "SIXTH: The Secretary of State of the State of New York hereby is designated as the agent of the corporation upon whom process in any action or proceeding against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation, served upon the Secretary of State, is 510 Broad Hollow Road, Melville, New York 11747."

         4. The foregoing amendments were authorized in the following manner: by the unanimous written consent of the board of directors, followed by the unanimous written consent of all the shareholders.

         IN WITNESS WHEREOF, we have signed this certificate on the 31st day of January, 1993 and we affirm the statements contained therein as true under penalties of perjury.

                                                       /s/ Ira Silverman
                                                       -----------------
                                                       Ira Silverman
                                                       President

                                                       /s/ Daniel Silverman
                                                       ---------------------
                                                       Daniel Silverman
                                                       Secretary